The information in this Preliminary Prospectus Supplement and the accompanying Prospectus is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell the Notes nor do they seek an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-223679

SUBJECT TO COMPLETION, MARCH 24, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated March 15, 2018)

$

Mastercard Incorporated

$         % Notes due 20

$         % Notes due 20

$         % Notes due 20

We are offering $        aggregate principal amount of our     % Notes due 20    (the “20    Notes”), $         aggregate principal amount of our     % Notes due 20     (the “20     Notes”), and $         aggregate principal amount of our     % Notes due 20     (the “20     Notes” and, together with the 20     Notes and the 20     Notes, the “Notes”). We will pay interest on the Notes semi-annually in arrears on                  and                  of each year, beginning on                 , 2020. The 20     Notes will mature on                 ,                 , the 20     Notes will mature on                 ,                  and the 20     Notes will mature on                 ,                 .

We may redeem the Notes of each series in whole or in part at any time or from time to time at the redemption prices described under the heading “Description of Notes—Optional Redemption” in this Prospectus Supplement. The Notes will be issued in book-entry form only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Investing in the Notes involves risks. You should consider the risk factors described under the heading “Risk Factors ” beginning on page S-5 of this Prospectus Supplement and the accompanying Prospectus or any documents we incorporate by reference before buying the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds, before expenses, to Mastercard(1)
Per 20 Note		%		%		%
Total	$		$		$
Per 20 Note		%		%		%
Total	$		$		$
Per 20 Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2020.

The Notes will not be listed on any securities exchange. The Notes are new issues of securities with no established trading market.

The underwriters expect to deliver the Notes through the book-entry delivery system of The Depository Trust Company and its direct participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”), as operator of the Euroclear System, on or about                 , 2020.

Joint Book-Running Managers

Citigroup	Barclays	BofA Securities	Goldman Sachs & Co. LLC	HSBC	MUFG

March     , 2020

We have not, and the underwriters have not, authorized anyone to provide you with different or additional information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or in any free writing prospectuses we have authorized for use with respect to this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or any representation that others may make to you. The information contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or in any such free writing prospectus is current only as of the respective dates hereof or thereof.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

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Prospectus Supplement

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this Prospectus Supplement, which contains specific information about the terms of this offering, including the specific amount, price and terms of the Notes. The second part is the accompanying Prospectus dated March 15, 2018. The accompanying Prospectus contains a general description of the securities we may offer, some of which may not apply to the Notes. You should carefully read both this Prospectus Supplement and the accompanying Prospectus together with additional information described under the heading “Where You Can Find More Information” in the accompanying Prospectus.

References in this Prospectus Supplement to the “Company,” “Mastercard,” “we,” “us” and “our” refer to the business conducted by Mastercard Incorporated and its consolidated subsidiaries, including our operating subsidiary, Mastercard International Incorporated, and to the Mastercard brand, unless otherwise stated or the context otherwise requires. However, in the “Description of Notes” section of this Prospectus Supplement, references to “we,” “us” and “our” are to Mastercard Incorporated (parent company only) and not to any of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov. Our Class A common stock is traded on the New York Stock Exchange under the symbol “MA.” You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We also make available, free of charge, on or through our Internet web site (http://www.mastercard.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site and such information should not be considered part of this Prospectus Supplement, other than the documents listed below under the heading “Incorporation by Reference.” In addition, you may request copies of these filings at no cost through our Office of the Corporate Secretary at Mastercard Incorporated, 2000 Purchase Street, Purchase, New York 10577, Attn: Janet McGinness; telephone: (914) 249-2000; facsimile: (914) 249-4262.

We have filed with the SEC a Registration Statement on Form S-3 relating to the Notes covered by this Prospectus Supplement. This Prospectus Supplement is a part of the Registration Statement and does not contain all the information in the Registration Statement. Whenever a reference is made in this Prospectus Supplement to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the Registration Statement and the documents incorporated by reference herein at the SEC’s website at https://www.sec.gov.

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INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this Prospectus Supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Prospectus Supplement from the date we file that document. Any reports filed by us with the SEC after the date of this Prospectus Supplement and before the date that the offering of the Notes by means of this Prospectus Supplement is terminated will automatically update and, where applicable, supersede any information contained in this Prospectus Supplement or incorporated by reference in this Prospectus Supplement.

We incorporate by reference in this Prospectus Supplement the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 14, 2020;

•	our Current Report on Form 8-K filed on February 25, 2020;

•

our Definitive Proxy Statement on Schedule 14A filed on April 29, 2019 (excluding any portions that were not incorporated by reference into Part III of our Annual Report on Form 10K for the year ended December 31, 2018); and

•	any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus Supplement and before the termination of this offering.

To obtain copies of these filings, see the “Where You Can Find More Information” section of this Prospectus Supplement.

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus, and the documents incorporated by reference herein, contain forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein, the words “believe,” “expect,” “could,” “may,” “would,” “will,” “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to the Company’s future prospects, developments and business strategies.

Many factors and uncertainties relating to our operations and business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of those factors could cause our actual results to differ materially from those expressed or implied in writing in any forward-looking statements made by Mastercard or on its behalf, including, but not limited to, the following factors:

•	regulation directly related to the payments industry (including regulatory, legislative and litigation activity with respect to interchange rates, surcharging);

•	the impact of preferential or protective government actions;

•	regulation of privacy, data, security and the digital economy;

•

regulation that directly or indirectly applies to us based on our participation in the global payments industry (including anti-money laundering, counter terrorist financing, economic sanctions and anti- corruption, account-based payment systems and issuer practice regulation);

•	the impact of changes in tax laws, as well as regulations and interpretations of such laws or challenges to our tax positions;

•	potential or incurred liability and limitations on business related to any litigation or litigation settlements;

•	the impact of competition in the global payments industry (including disintermediation and pricing pressure);

•	the impact of the coronavirus (COVID-19) outbreak and measures taken in response;

•	the challenges relating to rapid technological developments and changes;

•	the challenges relating to operating a real-time account-based payment system and to working with new customers and end users;

•	the impact of information security incidents, account data breaches or service disruptions;

•

issues related to our relationships with our financial institution customers (including loss of substantial business from significant customers, competitor relationships with our customers and banking industry consolidation);

•	the impact of our relationships with other stakeholders, including merchants and governments;

•	exposure to loss or illiquidity due to our role as guarantor, as well as other contractual obligations;

•	the impact of global economic, political, financial and societal events and conditions;

•	reputational impact, including impact related to brand perception and lack of visibility of our brands in products and services;

•	the inability to attract, hire and retain a highly qualified and diverse workforce, or maintain our corporate culture;

S-v

•	issues related to acquisition integration, strategic investments and entry into new businesses; and

•	issues related to our Class A common stock and corporate governance structure.

A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein, and as may be included from time to time in our reports filed with the SEC. We caution you that the important factors referenced above may not contain all of the factors that are important to you. For the reasons described above, we caution you against relying on any forward-looking statements.

Our forward-looking statements speak only as of the date of this Prospectus Supplement or as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

S-vi

SUMMARY

The following summary highlights information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. It may not contain all of the information that you should consider before investing in the Notes. You should carefully read this entire Prospectus Supplement, as well as the accompanying Prospectus and the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

Mastercard

Mastercard is a technology company in the global payments industry that connects consumers, financial institutions, merchants, governments, digital partners, businesses and other organizations worldwide, enabling them to use electronic forms of payment instead of cash and checks. We make payments easier and more efficient by providing a wide range of payment solutions and services using our family of well-known brands, including Mastercard®, Maestro® and Cirrus®. We are a multi-rail network that offers customers one partner to turn to for their domestic and cross-border payment needs. Through our unique and proprietary global payments network, which we refer to as our “core network,” we switch (authorize, clear and settle) payment transactions and deliver related products and services. We have additional payment capabilities that include automated clearing house transactions (both batch and real-time account-based payments). We also provide integrated value-added offerings such as cyber and intelligence products, information and analytics services, consulting, loyalty and reward programs and processing. Our payment solutions offer customers choice and flexibility and are designed to ensure safety and security for the global payments system.

A typical transaction on our core network involves four participants in addition to us: account holder (a person or entity who holds a card or uses another device enabled for payment), issuer (the account holder’s financial institution), merchant and acquirer (the merchant’s financial institution). We do not issue cards, extend credit, determine or receive revenue from interest rates or other fees charged to account holders by issuers, or establish the rates charged by acquirers in connection with merchants’ acceptance of our products. In most cases, account holder relationships belong to, and are managed by, our financial institution customers.

We generate revenues from assessing our customers based on the gross dollar volume of activity on the products that carry our brands, from the fees we charge to our customers for providing transaction switching and from other payment-related products and services.

Mastercard Incorporated is a corporation incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2000 Purchase Street, Purchase, New York 10577, and our main telephone number is (914) 249-2000.

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the Notes, you should carefully read this entire Prospectus Supplement, as well as the accompanying Prospectus and the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

Issuer	Mastercard Incorporated.

Notes Offered	$ aggregate principal amount of % Notes due 20 (the “20 Notes”).

$ aggregate principal amount of % Notes due 20 (the “20 Notes”).

$ aggregate principal amount of % Notes due 20 (the “20 Notes”).

Original Issue Date	, 2020.

Maturity Dates	The 20 Notes will mature on , .

The 20 Notes will mature on , .

The 20 Notes will mature on , .

Interest Rates	The 20 Notes will bear interest at % per annum.

The 20 Notes will bear interest at % per annum.

The 20 Notes will bear interest at % per annum.

Interest Payment Dates	Interest on the Notes will be paid semi-annually in arrears on and of each year, beginning on , 2020, and ending on the respective maturity dates for each of the 20 Notes, the 20 Notes and the 20 Notes, respectively.

Optional Redemption	We may, at our option, redeem the Notes, at any time in whole or from time to time in part, (i) prior to , ( months prior to the maturity date of the 20 Notes) in the case of the 20 Notes, (ii) prior to , ( months prior to the maturity date of the 20 Notes) in the case of the 20 Notes, and (iii) prior to , ( months prior to the maturity date of the 20 Notes) in the case of the 20 Notes, (each a “Par Call Date”), at a redemption price equal to the greater of 100% of the principal amount of the applicable series of Notes being redeemed and a “make-whole” redemption price as described under “Description of Notes—Optional Redemption,” in each case, plus accrued and unpaid interest to, but excluding, the date of redemption.

On or after the applicable Par Call Date, we may redeem the applicable series of Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the applicable redemption date, as described under “Description of Notes—Optional Redemption.”

Ranking	The Notes will be our senior unsecured obligations and will rank equally with our other senior unsecured and unsubordinated debt from time to time outstanding.

Further Issuances	We may from time to time issue further Notes of each series ranking equally and ratably with the applicable series of Notes in all respects, including the same terms as to status, redemption or otherwise, so that such additional Notes will be consolidated and form a single series with the applicable series of Notes offered by this Prospectus Supplement.

Use of Proceeds	We intend to use the net proceeds from sales of the Notes, which we estimate will be approximately $ , after deducting underwriting discounts and our offering expenses, for general corporate purposes, which may include, but is not limited to, funding for working capital and investments in organic and inorganic growth. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities.

Form and Denominations	The Notes of each series will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Form of Notes	We will issue the Notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, Clearstream or Euroclear, as described under the heading “Description of Notes—Global Clearance and Settlement Procedures.”

Governing Law	State of New York.

Trading	The Notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the Notes on any securities exchange. The underwriters have advised us that they currently intend to make a market in the Notes, but they are not obligated to do so and may, in their sole discretion, discontinue market-making at any time without notice. See “Underwriting” in this Prospectus Supplement for more information about possible market- making by the underwriters.

Trustee	Deutsche Bank Trust Company Americas.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-5 of this Prospectus Supplement, as well as the other information contained or incorporated herein by reference, before investing in any of the Notes offered hereby.

RISK FACTORS

Before investing in the Notes, you should consider carefully the information under “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference in this Prospectus Supplement, and the following factors, as well as the other information included and/or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Each of the risks described in our Annual Report on Form 10-K and below could result in a decrease in the value of the Notes and your investment therein. Although we discuss certain factors below, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect the value of the Notes and your investment therein.

Risk Factors Relating to our Business

The extent to which the coronavirus (COVID-19) outbreak and measures taken in response thereto impact our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted.

Global health concerns relating to the coronavirus outbreak have been weighing on the macroeconomic environment, and the outbreak has significantly increased economic uncertainty. Risks related to consumers and businesses lowering or changing spending, which impact domestic and cross-border spend, are described in our risk factor titled “Global economic, political, financial and societal events or conditions could result in a material and adverse impact on our overall business and results of operations” under “Risk Factors—Global Economic and Political Environment” in our Annual Report on Form 10-K for the year ended December 31, 2019.

The outbreak has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and business shutdowns. These measures have not only negatively impacted consumer spending and business spending habits, they have adversely impacted and may further impact our workforce and operations and the operations of our customers, suppliers and business partners. These measures may remain in place for a significant period of time and they are likely to continue to adversely affect our business, results of operations and financial condition.

The spread of the coronavirus has caused us to modify our business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities.

The extent to which the coronavirus outbreak impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the coronavirus outbreak has subsided, we may continue to experience materially adverse impacts to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events which may provide guidance as to the effect of the spread of the coronavirus and a global pandemic, and, as a result, the ultimate impact of the coronavirus outbreak or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of the impacts on our business, our operations or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the coronavirus situation closely.

Risk Factors Relating to the Notes

The Notes are structurally subordinated to the liabilities of our subsidiaries.

The Notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Notes). Consequently, the Notes will be effectively subordinated to all existing and future liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2019, our subsidiaries had $5.6 million of unsecured short-term debt outside the United States.

The Notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the Notes.

The Notes are our senior unsecured general obligations, ranking equally with other senior unsecured indebtedness. As of December 31, 2019, we had $8.6 billion aggregate principal amount of senior unsecured notes outstanding and no senior secured or unsecured debt outstanding under our revolving credit facility or commercial paper program. The indenture governing the Notes permits us to incur additional debt, including secured debt, from time to time. If we incur any secured debt, our assets will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the Notes only after all debt secured by those assets has been repaid in full. Holders of the Notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the Notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the Notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the Notes then outstanding would remain unpaid.

The indenture governing the Notes does not contain financial covenants and only provides limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the Notes.

The indenture governing the Notes contains limited protective covenants and may not be sufficient to protect your investment in the Notes.

The indenture for the Notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the Notes in the event we experience significant adverse changes in our financial position, results of operations or cash flows;

•	limit our ability to incur indebtedness that is secured, senior to or equal in right of payment to the Notes, or to engage in sale/leaseback transactions;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the Notes;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes;

•	restrict our ability to enter into highly leveraged transactions; or

•	require us to repurchase the Notes in the event of a change in control.

As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes.

Active trading markets for the Notes may not develop.

The Notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the Notes on any securities exchange. We cannot assure you that trading markets for the Notes will develop or of the ability of holders of the Notes to sell their Notes or of the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any market-making with respect to the Notes may be discontinued, in their sole discretion, at any time without notice. If no active trading markets develop, you may be unable to resell the Notes at any price or at their fair market value.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the Notes.

The market prices of the Notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the time remaining until maturity of the Notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, cash flows, and financial position and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the Notes.

Our credit ratings may not reflect all risks of your investments in the Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes.

These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity. We may redeem the Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the Notes.

USE OF PROCEEDS

We intend to use the net proceeds from sales of the Notes, which we estimate will be approximately $            , after deducting underwriting discounts and our offering expenses, for general corporate purposes, which may include, but are not limited to, funding for working capital and investments in organic and inorganic growth. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, investments and capitalization as of December 31, 2019, as adjusted to reflect the issuance of the Notes and the receipt of the estimated net proceeds of this offering as described under “Use of Proceeds.” For a further discussion of our capitalization, see our Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein.

	As of December 31, 2019
	Actual	As Adjusted
	(in millions, except per share data)
Cash and cash equivalents and investments:
Cash and cash equivalents	$6,988	$
Investments	688		688

Total cash and cash equivalents and investments	$7,676	$

Debt:
2.000% Notes due 2021	650		650
1.100% Notes due 2022(1)	785		785
3.375% Notes due 2024	1,000		1,000
2.000% Notes due 2025	750		750
2.950% Notes due 2026	750		750
2.100% Notes due 2027(1)	896		896
3.500% Notes due 2028	500		500
2.500% Notes due 2030(1)	169		169
3.800% Notes due 2046	600		600
3.950% Notes due 2048	500		500
2.950% Notes due 2029	1,000		1,000
3.650% Notes due 2049	1,000		1,000
% Notes due 20 offered hereby	—
% Notes due 20 offered hereby	—
% Notes due 20 offered hereby	—
Total debt(2)	$8,600

Stockholders’ equity:
Class A common stock, $0.0001 par value; authorized 3,000 shares, 1,391 shares issued and 996 outstanding	—
Class B common stock, $0.0001 par value; authorized 1,200 shares, 11 issued and outstanding	—
Additional paid-in-capital	4,787		4,787
Class A treasury stock, at cost, 395 shares	(32,205)		(32,205)
Retained earnings	33,984		33,984
Accumulated other comprehensive income (loss)	(673)		(673)

Total stockholders’ equity	5,893		5,893
Non-controlling interests	24		24

Total equity	5,917

Total capitalization	$14,517	$

(1)	Relates to euro-denominated debt issuance of €1.65 billion in December 2015.

(2)

On November 14, 2019, the Company increased its commercial paper program established in November 2015 from $4.5 billion to $6.0 billion (the “Commercial Paper Program”) under which the Company is authorized to issue unsecured commercial paper notes in the United States with maturities of up to 397 days from the date of issuance. In conjunction with the Commercial Paper Program, we entered into a committed unsecured $6.0 billion revolving credit facility (the “Credit Facility”), which expires in 2024. We had no borrowings outstanding under the Credit Facility or the Commercial Paper Program as of December 31, 2019.

DESCRIPTION OF NOTES

The following description is a summary of the terms of the Notes being offered. The descriptions in this Prospectus Supplement and the accompanying Prospectus contain descriptions of certain terms of the Notes and the indenture but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture that has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. Wherever particular articles, sections or defined terms of the indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture. This summary supplements the description of debt securities in the accompanying Prospectus and, to the extent it is inconsistent, replaces the description in the accompanying Prospectus. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Mastercard Incorporated and not to its subsidiaries.

General

The Notes will constitute three series of securities under the indenture referred to below. The Notes will be issued only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The Notes will mature on the dates set forth below. The accompanying Prospectus describes additional provisions of the Notes and of the indenture, dated as of March 31, 2014 (the “indenture”), between us and Deutsche Bank Trust Company Americas, as trustee (the “trustee”) (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 001-32877), filed on March 31, 2014) under which we will issue the Notes. There is no limit on the aggregate principal amount of Notes that we may issue under the indenture. We reserve the right, from time to time and without the consent of any holders of the Notes, to re-open each series of the Notes on terms identical in all respects to the outstanding Notes of such series (except for the date of issuance, the dates interest begins to accrue and, in certain circumstances, the first interest payment dates), so that such additional Notes will be consolidated with, form a single series with and increase the aggregate principal amount of the Notes of such series; provided that if the additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, the additional Notes will have a separate CUSIP number.

The 20    Notes will bear interest at    % per annum, and will mature on                 ,                . The 20     Notes will bear interest at    % per annum, and will mature on                 ,                . The 20     Notes will bear interest at    % per annum, and will mature on                 ,                . We will pay interest on the Notes semi-annually in arrears on                 and                 of each year, beginning on                 , 2020, to the record holders at the close of business on the preceding                 or                (whether or not such record date is a business day). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Ranking

The Notes will be our senior unsecured indebtedness and will rank equally with each other and with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding. However, the Notes will be structurally subordinated to any indebtedness of our subsidiaries and will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries. The indenture does not restrict the ability of our subsidiaries to incur indebtedness.

Optional Redemption

Prior to                , 20    (     months prior to the maturity date of the 20    Notes) in the case of the 20     Notes, prior to                 , 20     (     months prior to the maturity date of the 20     Notes) in the case of the 20     Notes, and prior to                , 20    (    months prior to the maturity date of the 20    Notes) in the case of the 20     Notes, the applicable series of Notes may be redeemed at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (assuming the 20     Notes matured on                 , 20    , the 20     Notes matured on                 , 20    , and the 20    Notes matured on                 , 20    (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus                basis points in the case of the 20    Notes , plus                  basis points in the case of the 20     Notes, and plus     basis points in the case of the 20    Notes.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed (assuming the 20    Notes matured on,     20        , the 20     Notes matured on                 , 20    , and the 20    Notes matured on,     20) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming the 20    Notes matured on,     20        , the 20     Notes matured on                 , 20    , and the 20    Notes matured on,     20    ).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means (1) any of Citigroup Global Markets Inc., Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., a Primary Treasury Dealer (as defined below) selected by MUFG Securities Americas Inc., and each of their respective successors, unless such Reference Treasury Dealer ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated by us on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

On or after                ,          in the case of the 20    Notes (    months prior to the maturity date of the 20    Notes),                 ,          in the case of the 20     Notes (                 months prior to the maturity date of the 20     Notes and                 ,          in the case of the 20    Notes (    months prior to the maturity date of the 20    Notes), we may redeem any series of Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Notice of redemption will be mailed or electronically delivered at least 10 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address, except that notice may be given more than 60 days prior to the date fixed for redemption if the notice is issued in connection with a defeasance, covenant defeasance or satisfaction and discharge. The notice of redemption for the Notes to be redeemed will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected according to DTC procedures, in the case of Notes represented by a global note, or by lot, in the case of Notes that are not represented by a global note.

Notice of any redemption in connection with a transaction or an event may, at our discretion, be given prior to the completion or occurrence thereof. Any redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At our discretion, the redemption date may be delayed until such time as any or all such conditions shall have been satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed.

Open Market Purchases

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture.

No Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of the Notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars, or U.S. government obligations, or both, in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of deposit (if such series of Notes have become due and payable) or to the maturity thereof or the redemption date of such series of Notes, as the case may be. We may direct the trustee to invest those funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to any series of Notes (except for, among other things, obligations to register the transfer or exchange of such series of Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes of such series, to maintain an office or agency with respect to such series of Notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such series of Notes and clauses (4) and (7) under the caption “Description of Debt Securities—Events of Default” in the accompanying Prospectus will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to such series of Notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on the Notes of such series on the scheduled due dates therefor.

If we effect legal defeasance or covenant defeasance with respect to any series of Notes, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the Notes of such series at the time of the stated maturity but may not be sufficient to pay amounts due on the Notes of such series at the time of the acceleration resulting from that event of default. However, we would remain liable to make payment of amounts due at the time of acceleration.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the series of Notes being defeased to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion summarizes the material U.S. federal income tax consequences to “non-U.S. holders” of ownership and disposition of the Notes purchased at original issuance in this offering, but does not purport to provide a complete analysis of all potential U.S. federal income tax consequences relating thereto. This discussion supersedes the discussion in the accompanying Prospectus to the extent it is inconsistent therewith.

A “non-U.S. holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens or residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust;

but does not include an individual present in the United States for 183 days or more in the taxable year of disposition of a Note. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of a Note.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

“U.S. holders” (as defined in the accompanying Prospectus) should review the sections entitled “Material U.S. Federal Income Tax Consequences—Debt Securities—Consequences to U.S. Holders—Payments of Interest” and “—Sale, Exchange and Retirement of Debt Securities” in the accompanying Prospectus for a discussion of the material U.S. federal income tax consequences to them. U.S. holders should note that it is expected that the Notes will be issued without “original issue discount” for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Subject to the discussion below concerning FATCA and backup withholding, U.S. federal withholding tax will not apply to any payment of principal or interest on the Notes, provided that in the case of interest it is not effectively connected with your conduct of a trade or business within the United States, and:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us within the meaning of the Code; and

•	you certify on a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person as defined under the Code.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business. If a tax treaty applies to you, you may be eligible for a reduction of or exemption from U.S. federal withholding tax. To claim any exemption from or reduction of the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN or W-8BEN-E claiming a reduction of or an exemption from withholding tax under an applicable tax treaty or a properly executed IRS Form W-8ECI stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

Interest payments that are effectively connected with the conduct of a trade or business by you within the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax, as described below.

Subject to the discussion below concerning backup withholding and FATCA, any gain, other than amounts attributable to accrued interest which is taxable as set forth above, realized on the disposition of a Note (including a redemption or retirement) will generally not be subject to U.S. federal income tax unless that gain is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you). If you are engaged in a trade or business in the United States and interest or gain on the Notes is effectively connected with the conduct of that trade or business (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you), you will be subject to U.S. federal income tax (but not U.S. withholding tax) on that interest or gain on a net-income basis, generally in the same manner as if you were a United States person. In addition, in certain circumstances, if you are a non-U.S. corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Backup Withholding and Information Reporting

Generally, the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments will be reported to the IRS and to you. Copies of the information returns reporting those interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other information exchange government agreement.

Unless you comply with certification procedures to establish that you are not a United States person as defined under the Code, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes and you may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” generally impose withholding of 30% on payments of interest on the Notes, and, subject to the discussion about proposed regulation below, payments of proceeds of sales or redemptions of the Notes, paid to “foreign financial institutions” and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements have been satisfied or an exemption applies, which is typically evidenced by delivery of a properly executed IRS Form W-8BEN-E. Foreign financial institutions are broadly defined for this purpose and in general include investment vehicles. The U.S. information reporting and due diligence requirements generally relate to ownership by United States persons of interests in or accounts with such non-U.S. entities. Under proposed regulations, the preamble to which states that taxpayers may rely on them, this withholding tax will not apply to the proceeds from a sale or other disposition of notes.

An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden. Prospective purchasers should consult their tax advisors regarding the effects of FATCA on their investment in the Notes.

UNDERWRITING

Citigroup Global Markets Inc., Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc. and MUFG Securities Americas Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below (the “Representatives”). Subject to the terms and conditions stated in the underwriting agreement dated the date of this Prospectus Supplement, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name below.

Underwriters	Principal Amount of 20 Notes to be Purchased	Principal Amount of 20 Notes to be Purchased	Principal Amount of 20 Notes to be Purchased
Citigroup Global Markets Inc.	$	$	$
Barclays Capital Inc.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.

Total	$	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes of each series are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes of each series if they purchase any of the Notes of such series.

The offering of the Notes of each series by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this Prospectus Supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from their initial public offering prices not to exceed    % of the 20    Notes,     % of the 20     Notes and     % of the 20    Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from their initial public offering prices not to exceed     % of the 20    Notes,     % of the 20     Notes and     % of the 20    Notes. If all the Notes are not sold at their initial offering prices, the underwriters may change the offering prices and the other selling terms.

We have agreed that, for a period from the date of this Prospectus Supplement to and including the closing date, we will not, without the prior written consent of the Representatives, offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. The Representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Us
Per 20 Note		%
Per 20 Note		%
Per 20 Note		%
Total	$

We estimate that our total expenses for this offering, excluding underwriting discounts, will be $            .

The Notes of each series are new issues of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the Notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes of each series or that an active public market for the Notes of each series will develop. If an active public trading market for the Notes of each series does not develop, the market price and liquidity of the Notes of such series may be adversely affected, and your ability to transfer the Notes of such series may be limited. If the Notes of such series are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial position, general economic conditions and other factors.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the prices that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Some of the underwriters and/or their affiliates have engaged in, and may in the future engage in, commercial dealings in the ordinary course of business with us or our affiliates. The underwriters and their respective affiliates may have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

PRIIPs Regulation/Prospectus Directive/Prohibition of Sales to EEA or United Kingdom retail investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

This prospectus supplement is directed solely at persons (i) who are outside the United Kingdom or (ii) in the United Kingdom, who: (A) have professional experience in matters relating to investments and who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act (Financial Promotion) Order 2005 (the “Order”) (B) are high net worth entities and other persons falling within Article 49(2)(a) to (d) of the Order, (C) are any other persons to whom such communications may otherwise be lawfully made (all such persons together being referred to as “relevant persons”). Accordingly, by accepting delivery of this prospectus supplement, the recipient warrants and acknowledges that it is such a relevant person. This Prospectus Supplement must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Prospectus Supplement relates is available only to relevant persons and will be engaged in with relevant persons only.

Notice to Prospective Investors in Switzerland

The Notes may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland, and will not be listed on the SIX Swiss Exchange or any other exchange or regulated trading venue in Switzerland. Neither this Prospectus Supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other exchange or regulated trading venue in Switzerland, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of the Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Notes.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1 A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in Korea

The Notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the Notes have been and will be offered in Korea as a private placement under the FSCMA. None of the Notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The Notes have not been listed on any of the securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the Notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the Notes. By the purchase of the Notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Notes pursuant to the applicable laws and regulations of Korea.

LEGAL MATTERS

Davis Polk & Wardwell LLP, New York, New York, will pass upon the validity of the Notes on behalf of us. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham  & Watkins LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Mastercard Incorporated

Debt Securities

Guarantees of Debt Securities

Preferred Stock

Class A Common Stock

Depositary Shares

Purchase Contracts

Units

Warrants

We may, from time to time, offer to sell these securities in one or more offerings. This prospectus describes some of the general terms and conditions that may apply to these securities. We will provide the specific terms and conditions of these securities in prospectus supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “MA.”

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplement relating to any specific offering of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated March 15, 2018.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell in one or more offerings any combination of our securities described in this prospectus.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

References in this prospectus to the “Company,” “Mastercard,” “we,” “us” and “our” refer to the Mastercard brand generally, and to the business conducted by Mastercard Incorporated and its consolidated subsidiaries, including our operating subsidiary, Mastercard International Incorporated, unless otherwise stated or the context otherwise requires. However, in the “Description of the Debt Securities” section of this prospectus, references to “we,” “us” and “our” are to Mastercard Incorporated (parent company only) and not to any of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov. Our Class A common stock is traded on the New York Stock Exchange under the symbol “MA.” You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We also make available, free of charge, on or through our website (http://www.mastercard.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed below under the heading “Incorporation by Reference.” In addition, you may request copies of these filings at no cost through our Office of the Corporate Secretary at Mastercard Incorporated, 2000 Purchase Street, Purchase, New York 10577, Attn: Janet McGinness; telephone: (914) 249-2000; facsimile: (914) 249-4262.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website listed above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference in this prospectus the documents set forth below; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 14, 2018;

•	our Definitive Proxy Statement on Schedule 14A filed on April 28, 2017;

•	our Current Report on Form 8-K filed on February 26, 2018;

•	Form 8-A filed on May 12, 2006, including any amendments or supplements thereto; and

•

any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of any offerings pursuant to this prospectus.

To obtain copies of these filings, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein contain forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this prospectus, any prospectus supplement and the documents incorporated by reference herein, the words “believe”, “expect”, “could”, “may”, “would”, “will”, “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to the Company’s future prospects, developments and business strategies.

Many factors and uncertainties relating to our operations and business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of those factors could cause our actual results to differ materially from those expressed or implied in writing in any forward-looking statements made by Mastercard or on its behalf, including, but not limited to, the following factors:

•

direct regulation of the payments industry (including regulatory, legislative and litigation activity with respect to interchange fees, surcharging and the extension of current regulatory activity to additional jurisdictions or products);

•	the impact of preferential or protective government actions;

•

regulation to which we are directly or indirectly subject based on our participation in the payments industry (including anti-money laundering and economic sanctions, financial sector oversight, real-time account-based payment systems, issuer practice regulation and regulation of internet and digital transactions);

•	the impact of changes in laws, including the recent U.S. tax legislation, regulations and interpretations thereof, or challenges to our tax positions;

•	regulation of privacy, data protection and security;

•	potential or incurred liability and limitations on business resulting from litigation;

•	the impact of competition in the global payments industry (including disintermediation and pricing pressure);

•	the challenges relating to rapid technological developments and changes;

•	the challenges relating to operating an account-based payment system in addition to our core network and to working with new customers and end users;

•	the impact of information security incidents, account data breaches, fraudulent activity or service disruptions on our business;

•

issues related to our relationships with our financial institution customers (including loss of substantial business from significant customers, competitor relationships with our customers and banking industry consolidation);

•	the impact of our relationships with other stakeholders, including merchants and governments;

•	exposure to loss or illiquidity due to settlement guarantees and other significant third-party obligations;

•

the impact of global economic and political events and conditions (including global financial market activity, declines in cross-border activity, negative trends in consumer spending, the effect of adverse currency fluctuation and the effects of the U.K.’s proposed withdrawal from the E.U.);

•	reputational impact, including impact related to brand perception;

•	issues related to acquisition integration, strategic investments and entry into new businesses; and

•	issues related to our Class A common stock and corporate governance structure.

A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Part I, Item 1A of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q in the section entitled “Risk Factors,” and as may be included from time to time in our reports filed with the SEC. We caution you that the important factors referenced above may not contain all of the factors that are important to you. For the reasons described above, we caution you against relying on any forward-looking statements.

Our forward-looking statements speak only as of the date of this prospectus or as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

v

OUR COMPANY

Mastercard is a technology company in the global payments industry that connects consumers, financial institutions, merchants, governments, digital partners, businesses and other organizations worldwide, enabling them to use electronic forms of payment instead of cash and checks. Through our global payments processing network, we facilitate the switching (authorization, clearing and settlement) of payment transactions and deliver related products and services. We make payments easier and more efficient by creating a wide range of payment solutions and services using our family of well-known brands, including Mastercard®, Maestro®, Cirrus® and Masterpass®. Our recent acquisition of VocaLink Holdings Limited has expanded our capability to process automated clearing house transactions, among other things. As a multi-rail network, we now offer customers one partner to turn to for their payment needs for both domestic and cross-border transactions. We also provide value-added offerings such as safety and security products, information services and consulting, loyalty and reward programs and issuer and acquirer processing. Our networks are designed to ensure safety and security for the global payments system.

A typical transaction on our core network involves four participants in addition to us: account holder (a consumer who holds a card or uses another device enabled for payment), merchant, issuer (the account holder’s financial institution) and acquirer (the merchant’s financial institution). We do not issue cards, extend credit, determine or receive revenue from interest rates or other fees charged to account holders by issuers, or establish the rates charged by acquirers in connection with merchants’ acceptance of our branded products. In most cases, account holder relationships belong to, and are managed by, our financial institution customers.

We generate revenues from assessing our customers based on the gross dollar volume of activity on the products that carry our brands, from the fees we charge to our customers for providing transaction processing and from other payment-related products and services.

We are a corporation incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2000 Purchase Street, Purchase, New York 10577, and our main telephone number is (914) 249-2000.

RISK FACTORS

Investing in the debt securities involves risks. Before making a decision to invest in the debt securities, in addition to the other information contained in this prospectus and any prospectus supplement, you should carefully consider the risks described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K and Part II, Item 1A of each subsequently filed Quarterly Report on Form 10-Q and in the other documents incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement, before making a decision to invest in our securities. See “Where You Can Find More Information” and “Incorporation by Reference.”

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated. As of the date of this prospectus, we have no preferred stock outstanding and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

	Years Ended December 31,
	2017	2016	2015	2014	2013
	(in millions, except ratios)
Pre-tax income before adjustment for non-controlling interests	$6,516	$5,640	$4,952	$5,082	$4,502
Loss attributable to non-controlling interests and equity investments	17	20	89	27	37
Add: Fixed charges	157	97	63	50	20

Earnings	$6,690	$5,757	$5,104	$5,159	$4,559

Fixed charges:
Interest expense	154	95	61	48	14
Portion of rental expense under operating leases deemed to be the equivalent of interest(1)	3	2	2	2	6

Total fixed charges	$157	$97	$63	$50	$20

Ratio of earnings to fixed charges	42.6	59.4	81.0	103.2	228.0

(1)	Portion of rental expense under operating leases deemed to be the equivalent of interest at an appropriate interest factor.

USE OF PROCEEDS

Except as otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from sales of the securities for general corporate purposes, which may include, but is not limited to, funding for working capital, investments in organic and inorganic growth and shareholder returns. We may temporarily invest funds that are not immediately needed for these purposes in marketable securities, including short term investments.

DESCRIPTION OF DEBT SECURITIES

We have summarized below general terms and conditions of the debt securities that we may offer and sell pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. In addition, the terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement. We may, but need not, describe any additional or different terms and conditions of those debt securities in an annual report on Form 10-K, a quarterly report on Form 10-Q or a current report on Form 8-K filed with the SEC, the information in which would be incorporated by reference in this prospectus and that report will be identified in the applicable prospectus supplement.

We will issue the debt securities in one or more series, which will consist of either our senior debt or our subordinated debt, under an indenture between us and Deutsche Bank Trust Company Americas, as trustee. The debt securities of any series, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities. We may use different trustees for different series of debt securities issued under the indenture. The following summary of provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms. This summary may not contain all of the information that you may find useful. The terms and conditions of the debt securities of each series will be set forth in those debt securities and may also be set forth in an indenture supplemental to the indenture. For a comprehensive description of any series of debt securities being offered pursuant to this prospectus, you should read both this prospectus and the applicable prospectus supplement.

We have filed the indenture as an exhibit to the registration statement of which this prospectus forms a part. A form of each debt security, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering and will be incorporated by reference in the registration statement of which this prospectus forms a part. Copies of the indenture, any supplemental indenture and any form of debt security that has been filed may be obtained in the manner described under “Where You Can Find More Information.”

Capitalized terms used and not defined in this summary have the meanings specified in the indenture. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to Mastercard Incorporated (parent company only) and not to any of its subsidiaries. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of a series of debt securities.

General

We may offer the debt securities from time to time in as many distinct series as we may determine. Our senior debt securities will be our senior obligations and will rank equally in right of payment with all of our senior indebtedness. If we issue subordinated debt securities, the terms of the subordination will be described in the applicable prospectus supplement. The indenture does not limit the amount of debt securities that we may issue under that indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.

The debt securities of each series will be issued in fully registered form without interest coupons. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will be issued as global debt securities as described under “—Book-Entry; Delivery and Form; Global Securities” and will trade in book-entry form only.

Debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Unless otherwise specified in the applicable prospectus supplement, we will repay the debt securities of each series at 100% of their principal amount, together with accrued and unpaid interest thereon at maturity, except if those debt securities have been previously redeemed or purchased and cancelled.

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will not be listed on any securities exchange.

Provisions of Indenture

The indenture provides that debt securities may be issued under it from time to time in one or more series. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the following terms and conditions of that series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•

the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for that interest;

•	whether the debt securities rank as senior debt or subordinated debt and the terms of any subordination;

•	the date or dates on which the principal of any debt securities of the series will be payable or the method used to determine or extend those dates;

•

the rate or rates at which any debt securities of the series will bear interest, if any, the date or dates from which interest, if any, will accrue, the interest payment dates on which interest, if any, will be payable and the regular record date for interest, if any, payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest on any debt securities of the series will be payable and the manner in which any payment may be made;

•

the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities will be evidenced;

•

our obligation or right, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to that obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which any debt securities of the series will be issuable;

•

if the amount of principal of or premium, if any, or interest on any debt securities of the series may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which those amounts will be determined;

•

if other than U.S. dollars, the currency, currencies or currency units in which the principal of or premium, if any, or interest on any debt securities of the series will be payable and the manner of determining the equivalent thereof in U.S. dollars for any purpose;

•

if the principal of or premium, if any, or interest on any debt securities of the series is to be payable, at our election or the election of the holder thereof, in one or more currencies or currency units other than that or those in which those debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or premium, if any, or interest on the debt securities as to which that election is made will be payable, the periods within which and the terms and conditions upon which that election is to be made and the amount so payable (or the manner in which that amount will be determined);

•

if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of those debt securities as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date prior to the stated maturity (or, in any case, the manner in which the amount deemed to be the principal amount will be determined);

•

if other than by a board resolution, the manner in which any election by us to defease any debt securities of the series pursuant to the indenture will be evidenced; whether any debt securities of the series other than debt securities denominated in U.S. dollars and bearing interest at a fixed rate are to be subject to the defeasance provisions of the indenture; or, in the case of debt securities denominated in U.S. dollars and bearing interest at a fixed rate, if applicable, that the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the indenture;

•

if applicable, that any debt securities of the series will be issuable in whole or in part in the form of one or more global securities and, in that case, the respective depositaries for those global securities and the form of any legend or legends which will be borne by any global securities, and any circumstances in which any global security may be exchanged in whole or in part for debt securities registered, and any transfer of a global security in whole or in part may be registered, in the name or names of persons other than the depositary for that global security or a nominee thereof and any other provisions governing exchanges or transfers of global securities;

•

any addition to, deletion from or change in the events of default applicable to any debt securities of the series and any change in the right of the trustee or the requisite holders of those debt securities to declare the principal amount thereof due and payable;

•	any addition to, deletion from or change in the covenants described in this prospectus applicable to debt securities of the series;

•

if the debt securities of the series are to be convertible into or exchangeable for cash and/or any securities or other property of any person (including us), the terms and conditions upon which those debt securities will be so convertible or exchangeable;

•

whether the debt securities of the series will be guaranteed by any persons and, if so, the identity of those persons, the terms and conditions upon which those debt securities will be guaranteed and, if applicable, the terms and conditions upon which those guarantees may be subordinated to other indebtedness of the respective guarantors;

•

whether the debt securities of the series will be secured by any collateral and, if so, the terms and conditions upon which those debt securities will be secured and, if applicable, upon which those liens may be subordinated to other liens securing other indebtedness of us or of any guarantor;

•	if other than Deutsche Bank Trust Company Americas is to act as trustee for the debt securities of such series, the name and corporate trust office of such trustee;

•	any other terms of the debt securities of the series (which terms will not be inconsistent with the provisions of the indenture, except as permitted thereunder); and

•	the CUSIP and/or ISIN number(s) of the debt securities of the series.

Interest and Interest Rates

General

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise described below and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in the applicable prospectus supplement.

As used in the indenture, the term “business day” means, with respect to debt securities of a series, any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the place where the principal of and premium, if any, and interest on the debt securities of that series are payable.

Fixed Rate Debt Securities

If the debt securities of a series being offered will bear interest at a fixed rate of interest, the debt securities of that series will bear interest at the annual interest rate specified on the cover page of the applicable prospectus supplement. Interest on those debt securities will be payable semi-annually in arrears on the interest payment dates for those debt securities unless otherwise specified in the applicable prospectus supplement. If the maturity date, the redemption date or an interest payment date is not a business day, we will pay principal, premium, if any, the redemption price, if any, and interest on the next succeeding business day, and no interest will accrue from and after the relevant maturity date, redemption date or interest payment date to the date of that payment. Unless otherwise specified in the applicable prospectus supplement, interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

If the debt securities of a series being offered will bear interest at a floating rate of interest, the debt securities of that series will bear interest during each relevant interest period at the rate determined as set forth in the applicable prospectus supplement. In the applicable prospectus supplement, we will indicate any spread or spread multiplier to be applied in the interest rate formula to determine the interest rate applicable in any interest period.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the debt securities of each series will be payable, and the debt securities may be exchanged or transferred, at the office or agency maintained by us for that purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global security registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of that global security. If any of the debt securities are no longer represented by a global security, payment of interest on certificated debt securities in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “—Book-Entry; Delivery and Form; Global Securities.”

A holder may transfer or exchange any certificated debt securities in definitive form at the corporate trust office of the trustee. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

We are not required to transfer or exchange any debt security selected for redemption for a period of 15 days before mailing of a notice of redemption of the debt security to be redeemed.

The registered holder of debt securities will be treated as the owner of those debt securities for all purposes.

All amounts in respect of principal of and premium, if any, or interest on the debt securities paid by us that remain unclaimed two years after that payment was due and payable will be repaid to us, and the holders of those debt securities will thereafter look solely to us for payment.

Covenants

The indenture sets forth limited covenants, including the covenant described below, that will apply to each series of debt securities issued under the indenture, unless otherwise specified in the applicable prospectus supplement. However, these covenants do not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by us or our subsidiaries;

•	limit our ability or that of our subsidiaries to issue, assume or guarantee debt secured by liens; or

•	restrict us from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, lease or convey all or substantially all of our properties and assets to another person, provided that the following conditions are satisfied:

•

we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic or foreign jurisdiction and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the indenture and, for each security that by its terms provides for conversion, provide for the right to convert that security in accordance with its terms;

•	immediately after giving effect to that transaction, no default or event of default under the indenture has occurred and is continuing; and

•

if requested, the trustee receives from us, if requested, an officer’s certificate and an opinion of counsel that the merger, consolidation, transfer, sale, lease or conveyance and the supplemental indenture, as the case may be, complies with the applicable provisions of the indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the indenture, the Successor will be substituted for us under the indenture, with the same effect as if it had been an original party to the indenture. As a result, the Successor may exercise our rights and powers under the indenture, and we will be released from all our liabilities and obligations under the indenture and the debt securities.

Any substitution of the Successor for us might be deemed for federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for those purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any substitution.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

Each of the following events are defined in the indenture as an “event of default” (whatever the reason therefor and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series:

(1)	default in the payment of any installment of interest on any debt securities of that series for 30 days after becoming due;

(2)

default in the payment of principal of or premium, if any, on any debt securities of that series when it becomes due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3)	default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series;

(4)

default in the performance, or breach, of any covenant or agreement of ours in the indenture with respect to the debt securities of that series (other than as referred to in clause (1), (2) or (3) above), which continues for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

(5)	we pursuant to or within the meaning of the Bankruptcy Law:

•	commence a voluntary case or proceeding;

•	consent to the entry of an order for relief against us in an involuntary case or proceeding;

•	consent to the appointment of a Custodian of us or for all or substantially all of our property;

•	make a general assignment for the benefit of our creditors;

•	file a petition in bankruptcy or answer or consent seeking reorganization or relief;

•	consent to the filing of a petition in bankruptcy or the appointment of or taking possession by a Custodian; or

•	take any comparable action under any foreign laws relating to insolvency;

(6)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;

•	appoints a Custodian of us or for all or substantially all of our property; or

•	orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws); and the order or decree remains unstayed and in effect for 90 days; or

(7)	any other event of default provided with respect to debt securities of that series occurs as specified in a supplemental indenture.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

If an event of default with respect to debt securities of any series (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee for that series by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice to us and the trustee, may, and the trustee at the request of these holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of that series to be due and payable. Upon a declaration of this type, that principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee of that series or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the debt securities of that series, other than the non-payment of the principal or interest which have become due solely by that acceleration, have been cured or waived, as provided in the indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any obligation of us, specifying each default.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1)	an event of default has occurred and is continuing and that holder has given the trustee prior written notice of that continuing event of default with respect to the debt securities of that series;

(2)

the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have requested the trustee to institute proceedings in respect of that event of default;

(3)	the trustee has been offered indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with that request;

(4)	the trustee has failed to institute proceedings 60 days after the receipt of that notice, request and offer of indemnity; and

(5)	no direction inconsistent with that written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indenture provides that if an event of default occurs and is continuing, the trustee will exercise those of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of that person’s own affairs. Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with that request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Modification and Waivers

Modification and amendments of the indenture and the debt securities of any series may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series affected thereby; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any debt security;

•

reduce the principal amount of any debt security or reduce the amount of the principal of any debt security which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any debt security;

•	reduce any premium payable on the redemption of any debt security or change the date on which any debt security may or must be redeemed;

•	change the coin or currency in which the principal of or premium, if any, or interest on any debt security is payable;

•

impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of debt securities in the indenture or the debt security;

•

modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby; or

•

make any change that adversely affects in any material respect the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless that decrease or increase is permitted by the terms of the debt securities; or

•	modify any of the above provisions.

We and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the debt securities of any series with respect to the following:

•	to add to our covenants for the benefit of holders of the debt securities of all or any series or to surrender any right or power conferred upon us;

•

to evidence the succession of another person to, and the assumption by the successor of our covenants, agreements and obligations under, the indenture pursuant to the covenant described under “—Covenants—Consolidation, Merger and Sale of Assets”;

•	to add any additional events of default for the benefit of holders of the debt securities of all or any series;

•	to add one or more guarantees for the benefit of holders of the debt securities;

•	to secure the debt securities pursuant to the covenants of the indenture;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of additional debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of that supplemental indenture and entitled to the benefit of that provision nor (2) modify the rights of the holder of any debt security with respect to that provision or (b) shall become effective only when there is no debt security described in clause (1) outstanding;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•

to conform any provision of the indenture, any supplemental indenture, one or more series of debt securities or any related guarantees or security documents to the description of such securities contained in our prospectus, prospectus supplement, offering memorandum or similar document with respect to the offering of the securities of such series to the extent that such description was intended to be a verbatim recitation of a provision in the indenture, such securities or any related guarantees or security documents;

•	to cure any ambiguity, omission, defect or inconsistency; or

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of debt securities of any series in any material respect.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except a default (1) in the payment of principal of or premium, if any, or interest on debt securities of that series or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. Upon any waiver, that default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the indenture; however, no waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be. We may direct the trustee to invest those funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with those obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (4) and (7) under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from that event of default. However, we would remain liable to make payment of amounts due at the time of acceleration.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Same-Day Settlement and Payment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will trade in the same-day funds settlement system of DTC until maturity or until we issue the debt securities in certificated form. DTC will therefore require secondary market trading activity in the debt securities to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

Book-Entry; Delivery and Form; Global Securities

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more global debt securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of debt securities represented by interests in a global security will not be entitled to receive their debt securities in fully registered certificated form.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and those participants (with respect to the owners of beneficial interests in the global security other than participants).

So long as DTC or its nominee is the registered holder and owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner of the debt security represented by the global security for all purposes under the indenture, the debt securities and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated debt securities and will not be considered to be the owners or holders of any debt securities represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take that action, and that participants would authorize beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the debt securities represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal or premium, if any, or interest in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for those customers. These payments, however, will be the responsibility of those participants and indirect participants, and none of we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security.

Unless and until it is exchanged in whole or in part for certificated debt securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of that portion of the aggregate principal amount of the debt securities as to which that participant or participants has or have given that direction. However, if there is an event of default under the debt securities, DTC will exchange each global security for certificated debt securities, which it will distribute to its participants.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture provides that the global securities will be exchanged for debt securities in certificated form of like tenor and of an equal principal amount, in authorized denominations in the following limited circumstances:

(1)	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and we do not appoint a successor depository within 90 days;

(2)	we determine that the debt securities will no longer be represented by global securities and execute and deliver to the trustee an order to that effect; or

(3)	an event of default with respect to the debt securities has occurred and is continuing.

These certificated debt securities will be registered in the name or names as DTC instructs the trustee. It is expected that those instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold those interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture. As of the date of this prospectus, the corporate trust office of the trustee is located at 60 Wall Street, 16th Floor, New York, New York 10005.

The trustee is permitted to engage in transactions, including commercial banking and other transactions, with us and our subsidiaries from time to time; provided that if the trustee acquires any conflicting interest it must eliminate that conflict upon the occurrence of an event of default, or else resign.

DESCRIPTION OF GUARANTEES

Guarantees of Mastercard Incorporated may be issued from time to time in connection with debt securities. This description does not contain all of the information that you may find useful. The particular terms of the guarantees of debt securities and related agreements will be described in the prospectus supplement relating to those debt securities to be guaranteed.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. We are not offering any shares of Class B common stock pursuant to this prospectus.

Authorized Capitalization

Our authorized capital stock consists of 3,000,000,000 shares of Class A common stock, par value $.0001 per share, 1,200,000,000 shares of Class B common stock, par value $.0001 per share, and 300,000,000 shares of preferred stock, par value $.0001 per share.

Common Stock

Voting Rights. Each share of Class A common stock entitles its holder to one vote per share.

Except as may be required by Delaware law, holders of Class B common stock are not entitled to vote and have no voting power.

Dividend Rights. Our Class A common stock and Class B common stock share equally (on a per share basis) in any dividend declared by our board of directors, subject to any preferential or other rights of any outstanding preferred stock and to the distinction that any stock dividends will be paid in shares of Class A common stock to the holders of our Class A common stock and in shares of Class B common stock to the holders of our Class B common stock.

Liquidation Rights. Upon liquidation, dissolution or winding up, our Class A common stock and Class B common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Conversion Right of Class B Common Stock. Subject to the provisions of our amended and restated certificate of incorporation that prohibit our members and former members, and any person that is an operator, member or licensee of any competing general purpose payment card system, and any affiliate of any such person, from beneficially owning any share of Class A common stock or of any other class of our stock with general voting power, each share of Class B common stock will be convertible, at the holder’s option, into a share of Class A common stock on a one-for-one basis.

Beneficial Ownership Limitations.

Class A Common Stock and Other Voting Stock. Subject to limited exceptions, our amended and restated certificate of incorporation prohibits any person from beneficially owning (a) shares of Class A common stock representing more than 15% of the aggregate outstanding shares or voting power of Class A common stock, (b) shares of any other class or series of our stock entitled to vote generally in the election of directors (“other voting stock”) representing more than 15% of the aggregate outstanding shares or voting power of such class or series, or (c) shares of Class A common stock and/or other voting stock representing more than 15% of the aggregate voting power of all our then outstanding shares of stock entitled to vote at an election of directors, voting as a single class. In addition, no member or former member of Mastercard International or person that is an operator, member or licensee of any competing general purpose payment card system, or any affiliate of any such person, may beneficially own any share of Class A common stock or of other voting stock, except during a transitory period no longer than 30 days following a permitted conversion of shares of Class B common stock into shares of Class A common stock. Members of Mastercard International are not permitted to vote any shares of Class A common stock beneficially owned by them.

Any attempted transfer of Class A common stock or other voting stock which, if effective, would result in violation of the ownership limits discussed above, will cause the number of shares causing the violation (rounded to the next highest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of Class A common stock or other voting stock held in the trust will be issued and outstanding shares.

The Prohibited Owner (as defined in Mastercard’s certificate of incorporation) with respect to such purported transfer will not benefit economically from ownership of any shares of Class A common stock or other voting stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of Class A common stock or other voting stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares of Class A common stock or other voting stock held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Any dividend or other distribution paid prior to Mastercard’s discovery that shares of Class A common stock or other voting stock have been transferred to the trust has to be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to applicable law, the trustee will have the authority (1) to rescind as void any vote cast by the Prohibited Owner prior to Mastercard’s discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if Mastercard has already taken corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from Mastercard that shares of its stock have been transferred to the trust, the trustee must sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary as follows. The Prohibited Owner will receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in Mastercard’s certificate of incorporation) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, prior to Mastercard’s discovery that shares of its stock have been transferred to the trust, the shares are sold by the Prohibited Owner, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the Prohibited Owner received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of Class A common stock or other voting stock held in the trust transferred to the trustee may be redeemed by Mastercard, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise, gift or other such transaction, the Market Price at the time of such devise or gift or other such transaction) and (2) the Market Price on the date Mastercard, or its designee, elects to redeem such shares. Mastercard may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the trustee. Mastercard may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. Mastercard shall have the right to redeem such shares until the trustee has sold the shares held in the trust. Upon such a redemption, the interest of the charitable beneficiary in the shares shall terminate and the trustee shall distribute the net proceeds of the redemption to the Prohibited Owner. Except as described above, shares of Class A common stock are not redeemable.

Class B Common Stock. Shares of Class B common stock may be held only by either principal members of Mastercard International, which participate directly in Mastercard International’s business, or affiliate members of Mastercard International, which participate indirectly in Mastercard International’s business through a principal member (collectively, “members”), by Mastercard, or a subsidiary of Mastercard, or by Mastercard’s directors, officers or employees. Any transfer that would result in a violation of this ownership limitation will be void. Mastercard, or its designee, may redeem any shares of Class B common stock held by a person prohibited from holding such shares.

Other Matters. Holders of our common stock do not have preemptive or subscription rights. We will issue all shares of our capital stock in uncertificated form unless our board of directors determines that any particular series will be issued in certificated form.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Accordingly, we could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of Class A common stockholders might believe to be in their best interests or in which Class A common stockholders might receive a premium for their Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Certificate of Incorporation and Bylaws

Beneficial Ownership Limitations

As described above, subject to limited exceptions, our amended and restated certificate of incorporation prohibits any person from beneficially owning more than 15% of any of the Class A common stock or any other class or series of our stock entitled to vote, or more than 15% of our total voting power. In addition, no member or former member of Mastercard International, or any operator, member or licensee of any competing general purpose payment card system, or any affiliate of any such person, may beneficially own any share of Class A common stock or any other class or series of our stock entitled to vote generally in the election of directors, except during a transitory period no longer than 30 days following a permitted conversion of shares of Class B common stock into shares of Class A common stock.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the holders of Class A common stock and/or Class B common stock or otherwise be in their best interest.

Board Size

Our amended and restated certificate of incorporation provides that the number of directors is fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of not less than three or more than fifteen directors.

Vacancies

Our amended and restated certificate of incorporation and bylaws provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors who are not Industry Directors (as defined below), although less than a quorum. If our board of directors consists solely of Industry Directors, the affirmative vote of a majority of the directors then in office, although less than a quorum, or of the sole remaining director, is required to fill any vacancy. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% of the votes cast thereon by the outstanding shares of the Company then entitled to vote at an election of directors, voting together as a single class.

An “Industry Director” is defined in our amended and restated certificate of incorporation as any director, other than a director who is an officer or employee of the Company or any of its subsidiaries, who is presently, or who has been, within the prior 18 months, previously affiliated with:

•

any person that on May 30, 2006 was, or thereafter shall have become or shall become, a “Class A” (or principal) member or affiliate member of Mastercard International or licensee of any of the Company’s or Mastercard International’s brands, or an affiliate of any of the foregoing, whether or not such person continues to retain such status; or

•	any person that is an operator, member or licensee of any general purpose payment card system that competes with the Company, or any affiliate of such a person.

No Cumulative Voting

The General Corporation Law of the State of Delaware provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our amended and restated certificate of incorporation prohibits stockholder action by written consent by the holders of Class A common stock. It also provides that special meetings of our stockholders may be called only by or at the direction of the board of directors, our chief executive officer or the chairman of the board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice.

These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Limitations on Liability and Indemnification of Officers and Directors

The General Corporation Law of the State of Delaware authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty in such capacity, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware.

Our amended and restated certificate of incorporation provides that we must indemnify our directors, any non-voting advisor to our board of directors and our officers to the fullest extent authorized by the General Corporation Law of the State of Delaware. We are also expressly authorized to carry directors’ and officers’ insurance for the benefit of our directors, officers and certain employees. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Amendments

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote, voting together as a single class, is required to amend our amended and restated certificate of incorporation, unless the amended and restated certificate of incorporation requires a greater percentage, which it does not.

Our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation.

Notwithstanding the foregoing, our amended and restated certificate of incorporation also provides that our bylaws may be amended by the stockholders only by a vote of 80% or more of all of the outstanding shares then entitled to vote at an election of directors. In addition, the affirmative vote of at least 75% of our board of directors is required to amend the provision in our bylaws that requires that the appointment or election of one of our officers as chairman of the board of directors be approved by at least 75% of our board of directors.

Stock Ownership of The Mastercard Foundation

As of February 9, 2018, The Mastercard Foundation (the “Foundation”) owned 112,181,762 shares of Class A common stock. At the time of our initial public offering, we donated 134,969,330 newly-issued shares of our Class A common stock to the Foundation. The Foundation is a global private charitable foundation incorporated in Canada that is controlled by directors who are independent of the Company and its principal customers. The Foundation supports programs and initiatives that help children and youth to access education, understand and utilize technology, and develop the skills necessary to succeed in a diverse and global work force. The vision of the Foundation is to promote financial inclusion and prosperity in developing countries by advancing innovative programs in areas of microfinance and youth education. Under the terms of the donation, the Foundation became able to resell the donated shares in May 2010 to the extent necessary to meet charitable disbursement requirements dictated by Canadian tax law. Under Canadian tax law, the Foundation is generally required to disburse at least 3.5% of its assets not used in administration each year for qualified charitable disbursements. However, the Foundation obtained permission from the Canadian tax authorities to defer the giving requirements until 2021. The Foundation, at its discretion, may decide to meet its disbursement obligations on an annual basis or to settle previously accumulated obligations during any given year. The Foundation will be permitted to sell all of its remaining shares beginning May 1, 2027.

The ownership of Class A common stock by the Foundation, together with the restrictions on transfer, could discourage or make more difficult acquisition proposals favored by the other holders of the Class A common stock. In addition, because the Foundation is restricted from selling its shares for an extended period of time, it may not have the same interest in short or medium term movements in our stock price as, or incentive to approve a corporate action that may be favorable to, our other stockholders.

Delaware Law Anti-Takeover Statute

We are a Delaware corporation and are subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock. Our board of directors has approved The Mastercard Foundation becoming a holder of more than 15% of our Class A common stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is EQ Shareowner Services.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “MA.”

DESCRIPTION OF DEPOSITARY SHARES

The following description of shares represented by depositary shares sets forth certain general terms and provisions of depositary agreements, depositary shares and depositary receipts. This summary does not contain all of the information that you may find useful. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. For more information, you should review the relevant form of deposit agreement and relevant form of depositary receipts, which are or will be filed with the SEC.

General

We may elect to have shares represented by depositary shares. The shares underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this share depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the share represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares, or fraction thereof, as described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the shares (but only in whole shares) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Unless otherwise specified in the applicable prospectus supplement, the depositary agreement, the depositary shares and the depositary receipts will be governed by and construed in accordance with the law of the State of New York.

Dividends and Other Distributions

The share depositary will distribute all cash dividends or other cash distributions in respect of the shares to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.

If there is a distribution other than in cash in respect of the shares, the share depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the share depositary determines that it is not feasible to make such a distribution. In that case, the share depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the share depositary are required to withhold on account of taxes.

Conversion and Exchange

If any share underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

Redemption of Depositary Shares

Whenever we redeem a share held by the share depositary, the share depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.

Voting

Upon receipt of notice of any meeting at which the holders of any shares underlying the depositary shares are entitled to vote, the share depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the shares) may then instruct the share depositary as to the exercise of the voting rights pertaining to the number of shares underlying that holder’s depositary shares. The share depositary will try to vote the number of shares underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the share depositary deems necessary to enable the share depositary to do so. The share depositary will abstain from voting the shares to the extent that it does not receive specific written instructions from holders of depositary receipts representing the share.

Record Date

Whenever

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the shares; or

•

the share depositary receives notice of any meeting at which holders of shares are entitled to vote or of which holders of shares are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any share, the share depositary will in each instance fix a record date (which will be the same as the record date for the shares) for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•

who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and Termination of the Deposit Agreement

We and the share depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the share depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying shares has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of us.

Charges of Share Depositary

We will pay all charges of the share depositary including charges in connection with the initial deposit of the shares, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which the share is entitled to vote, withdrawals of the share by the holders of depositary receipts or redemption or conversion of the share, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing shares.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the shares underlying the depositary shares. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of the shares underlying the depositary shares.

Miscellaneous

Neither we nor the share depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the share depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the share depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares unless satisfactory indemnity is furnished. We and the share depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine. The share depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor share depositary and the successor depositary has not accepted its appointment within 60 days after the share depositary delivered a resignation notice to us, the share depositary may terminate the deposit agreement. See “—Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF PURCHASE CONTRACTS

The following description sets forth certain general terms and provisions of the purchase contracts that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any purchase contract that we may offer and the related agreements will be described in the prospectus supplement relating to those purchase contracts. For more information, you should review the relevant form of purchase contract and the relevant form of pledge agreement for purchase contracts, if any, which are or will be filed with the SEC.

If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

•

whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities or securities of an unaffiliated entity, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract;

•	any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

•	any provisions relating to any security provided for the purchase contracts;

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	a discussion of certain United States federal income tax considerations applicable to the purchase contracts;

•	whether the purchase contracts will be issued in fully registered or global form; and

•	any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF UNITS

The following description sets forth certain general terms and provisions of the units that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any of the units that we may offer and the related agreements will be described in the prospectus supplement relating to those units. For more information, you should review the relevant form of unit agreement and the relevant form of unit certificate, if any, which are or will be filed with the SEC.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

DESCRIPTION OF WARRANTS

The following description sets forth certain general terms and provisions of the warrants that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any of the warrants that we may offer and the related agreements will be described in the prospectus supplement relating to those warrants. For more information, you should review the relevant form of warrant agreement and the relevant form of warrant certificate, if any, which are or will be filed with the SEC.

General

We may issue warrants to purchase our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent we select.

You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered, including:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•

our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the ownership of the debt securities and common and preferred stock as of the date hereof. Except where noted, this summary deals only with debt securities and common and preferred stock that are held as capital assets. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the debt securities, common stock or preferred stock;

•	persons holding the debt securities, common stock or preferred stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•

persons subject to special tax accounting rules with respect to an item of gross income as a result of such item of gross income being taken into account as revenue in an applicable financial statement or other financial statement;

•	partnerships or other pass-through entities for U.S. federal income tax purposes; and

•	tax-exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This summary does not address the U.S. federal income tax consequences of the ownership of depositary shares, purchase contracts, units or warrants. We will summarize U.S. federal income tax consequences of the ownership of depositary shares, purchase contracts, units or warrants in the applicable prospectus supplement.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein.

The discussion below assumes that all the debt securities issued pursuant to this prospectus will be classified for U.S. federal income tax purposes as our indebtedness and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. Accordingly, if we intend to treat a debt security as other than debt for U.S. federal income tax purposes, we will disclose the relevant tax considerations in the applicable prospectus supplement. We will summarize any special U.S. federal tax considerations relevant to a particular issue of the debt securities or common or preferred stock in the applicable prospectus supplement.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of the debt securities or common or preferred stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

A “Non-U.S. Holder” means a beneficial owner of the debt securities or common or preferred stock who is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase of debt securities or common or preferred stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Debt Securities

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of debt securities.

Payments of Interest

Except as set forth below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Original Issue Discount

If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be issued with OID (such a debt security, an “original issue discount debt security”).

Additional rules applicable to debt securities with OID that are denominated in or determined by reference to a currency other than the U.S. dollar are described under “—Foreign Currency Debt Securities” below.

A debt security with an “issue price” that is less than its “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.

If you own a debt security issued with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own original issue discount debt securities with a maturity upon issuance of more than one year, you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs.

The amount of OID that you must include in income if you are the initial U.S. Holder of an original issue discount debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•

the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period; over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments previously made on the debt security other than a payment of qualified stated interest. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held by persons of record other than corporations and other exempt holders.

Debt securities that provide for a variable rate of interest (“variable rate debt securities”) are subject to special OID rules. In the case of an original issue discount debt security that is a variable rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain variable rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a variable rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

The discussion above generally does not address debt securities providing for contingent payments. You should carefully examine the applicable prospectus supplement regarding the U.S. federal income tax consequences of the holding and disposition of any debt securities providing for contingent payments.

You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You should consult with your own tax advisors about this election.

Short-Term Debt Securities

In the case of debt securities having a term of one year or less (“short-term debt securities”), all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method U.S. Holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. U.S. Holders that report income for U.S. federal income tax purposes on the accrual method and certain other U.S. Holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

Market Discount

If you purchase a debt security for an amount that is less than its stated redemption price at maturity (or, in the case of an original issue discount debt security, its adjusted issue price), the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of the payment or disposition.

In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security. You may elect, on a debt security-by-debt security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium

If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a debt security (including an original issue discount debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a “premium” and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. Special rules limit the amortization of premium in the case of convertible debt instruments. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security.

Sale, Exchange and Retirement of Debt Securities

Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be taxable as interest income to the extent not previously included in income) and the adjusted tax basis of the debt security. Except (i) as described above with respect to certain short-term debt securities or with respect to market discount, (ii) with respect to gain or loss attributable to changes in exchange rates as discussed below with respect to foreign currency debt securities, and (iii) with respect to contingent payment debt instruments which this summary generally does not discuss, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Foreign Currency Debt Securities

Payments of Interest. If you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income the U.S. dollar value of the amount received, determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on:

•	the last day of the accrual period;

•	the last day of the taxable year if the accrual period straddles your taxable year; or

•	the date the interest payment is received if such date is within five days of the end of the accrual period.

Upon receipt of an interest payment on such debt security (including, upon the sale of a debt security, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received) and the U.S. dollar value of the interest income you previously included in income with respect to such payment.

Original Issue Discount. OID on a debt security that is denominated in or determined by reference to a foreign currency (such a debt security, a “foreign currency debt security”) will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars, in the same manner as interest income accrued by a holder on the accrual basis, as described above. You will recognize exchange gain or loss when OID is paid (including, upon the sale of a debt security, the receipt of proceeds that include amounts attributable to OID previously included in income) to the extent of the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received) and the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest). For these purposes, all receipts on a debt security will be viewed:

•	first, as the receipt of any stated interest payments called for under the terms of the debt security;

•	second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first; and

•	third, as the receipt of principal.

Market Discount and Bond Premium. The amount of market discount on foreign currency debt securities includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt security is retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the foreign currency debt security.

If you elect not to amortize bond premium, you will recognize a loss upon the redemption of a foreign debt security at maturity. Your loss will constitute a capital loss, except if you have an exchange loss with respect to the foreign debt security, in which case your loss to the extent attributable to exchange loss will be ordinary loss.    See “—Sale, Exchange and Retirement of Foreign Currency Debt Securities” below.

Sale, Exchange and Retirement of Foreign Currency Debt Securities. Upon the sale, exchange, retirement or other taxable disposition of a foreign currency debt security, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the foreign currency debt security. Your initial tax basis in a foreign currency debt security generally will be your U.S. dollar cost. If you purchased a foreign currency debt security with foreign currency, your cost generally will be the U.S. dollar value of the foreign currency amount paid for such foreign currency debt security determined at the time of such purchase. If your foreign currency debt security is sold, exchanged or retired for an amount denominated in foreign currency, then your amount realized generally will be based on the spot rate of the foreign currency on the date of sale, exchange or retirement. If you are a cash method taxpayer and the foreign currency debt securities are traded on an established securities market, foreign currency paid or received is translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of foreign currency debt securities traded on an established securities market, provided that the election is applied consistently.

Except as described above with respect to short-term debt securities or with respect to market discount, and subject to the foreign currency rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the foreign currency debt security has been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss realized by you on the sale, exchange or retirement of a foreign currency debt security would generally be treated as United States source gain or loss.

A portion of your gain or loss with respect to the principal amount of a foreign currency debt security may be treated as exchange gain or loss. Exchange gain or loss will be treated as ordinary income or loss and generally will be United States source gain or loss. For these purposes, the principal amount of the foreign currency debt security is your purchase price for the foreign currency debt security calculated in the foreign currency on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, exchange, retirement or other disposition of the foreign currency debt security and (ii) the U.S. dollar value of the principal amount determined on the date you purchased the foreign currency debt security. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the foreign currency debt security.

Exchange Gain or Loss with Respect to Foreign Currency. Your tax basis in the foreign currency received as interest on a foreign currency debt security will be the U.S. dollar value thereof at the spot rate in effect on the date the foreign currency is received. Your tax basis in foreign currency received on the sale, exchange or retirement of a foreign currency debt security will be equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, exchange or retirement. As discussed above, if the foreign currency debt securities are traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the foreign currency by translating the foreign currency received at the spot rate of exchange on the settlement date of the sale, exchange or retirement. Accordingly, your basis in the foreign currency received would be equal to the spot rate of exchange on the settlement date.

Any gain or loss recognized by you on a sale, exchange or other disposition of the foreign currency will be ordinary income or loss and generally will be United States source gain or loss.

Reportable Transactions. Treasury regulations issued under the Code meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury regulations, certain transactions are required to be reported to the Internal Revenue Service (“IRS”), including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a foreign currency debt security or foreign currency received in respect of a foreign currency debt security to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. If you are considering the purchase of a foreign currency debt security, you should consult with your own tax advisors to determine the tax return obligations, if any, with respect to an investment in the debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income and estate tax consequences that will apply to you if you are a Non-U.S. Holder of debt securities.

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of interest on the debt securities (including OID) under the “portfolio interest rule,” provided that:

•	interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Code;

•	the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the U.S. Treasury regulations thereunder; and

•	you certify on a properly completed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form), under penalties of perjury, that you are not a United States person as defined under the Code.

If you cannot satisfy the requirements described above, payments of interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a debt security.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in “—U.S. Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a debt security generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on debt securities beneficially owned by you at the time of your death, provided that any payment to you on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “—U.S. Federal Withholding Tax,” without regard to the statement requirement described in the sixth bullet point of that section.

Information Reporting and Backup Withholding

Consequences to U.S. Holders

In general, information reporting requirements will apply to certain payments of principal, interest (including accruals of OID) and premium paid on debt securities and to the proceeds of sale of a debt security paid to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Generally, we must report to the IRS and to you the amount of interest (including OID) on the debt securities paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the debt securities that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above in the sixth bullet point under “—Debt Securities—Consequences to Non-U.S. Holders—U.S. federal Withholding Tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a debt security made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on debt securities and, after December 31, 2018, payments of proceeds of sales or redemptions of debt securities paid to “foreign financial institutions” (which is broadly defined for this purpose to include investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies, which is typically evidenced by delivering of a properly executed IRS Form W-8BEN-E. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in debt securities.

Common and Preferred Stock

Consequences to U.S. Holders

The U.S. federal income tax consequences of the purchase, ownership or disposition of our stock depend on a number of factors including:

•	the terms of the stock;

•	any put or call option or redemption provisions with respect to the stock;

•	any conversion or exchange feature with respect to the stock; and

•	the price at which the stock is sold.

U.S. Holders should carefully examine the applicable prospectus supplement regarding the material U.S. federal income tax consequences, if any, of the holding and disposition of our stock.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income and estate tax consequences that will apply to you if you are a Non-U.S. Holder of common or preferred stock.

Dividends

Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if you were a United States person as defined under the Code. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our common or preferred stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to certify on a properly completed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form), under penalties of perjury, that such holder is not a United States person as defined under the Code and is eligible for treaty benefits.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock and Preferred Stock

Any gain realized on the disposition of our common or preferred stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

If you are an individual Non-U.S. Holder described in the first bullet point immediately above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual Non-U.S. Holder described in the second bullet point immediately above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. If you are a Non-U.S. Holder that is a foreign corporation and you are described in the first bullet point immediately above, you will be subject to tax on your net gain in the same manner as if you were a United States person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

U.S. Federal Estate Tax

If you are an individual, common or preferred stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and you the amount of dividends paid to you and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You will be subject to backup withholding for dividends paid to you unless you certify under penalties of perjury that you are a Non-U.S. Holder (and we do not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common or preferred stock within the United States or conducted through certain U.S-related financial intermediaries, unless you certify under penalties of perjury that you are a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on any dividends paid on our common or preferred stock interest and, after December 31, 2018, payments of proceeds of sales or redemptions of our common or preferred stock paid to “foreign financial institutions” (which is broadly defined for this purpose to include investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies, which is typically evidenced by delivering of a properly executed IRS Form W-8BEN-E. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common or preferred stock.

CERTAIN ERISA MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA, (ii) a “plan” as defined in, and subject to, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) and (iii) a “benefit plan investor” within the meaning of Section 3(42) of ERISA. A fiduciary of any such employee benefit plan, plan, or benefit plan investor must determine that the purchase, holding and disposition of an interest in such offered security is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the offered securities of a portion of the assets of any ERISA Plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”), a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of the offered securities by an ERISA Plan with respect to which the Company, the underwriters or the guarantors is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions that may apply to the acquisition and holding of the offered securities. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

If you are an ERISA Plan or a Plan subject to Title I of ERISA or Section 4975 of the Code, then at any time when regulation 29 C.F.R. Section 2510.3-21, as modified in 2016, is applicable, the fiduciary making the decision to invest in the offered securities on your behalf will be required or deemed to represent and warrant that it (a) is a bank, insurance carrier, registered investment adviser, broker-dealer or other person with financial expertise, in each case as described in 29 C.F.R. Section 2510.3-21(c)(1)(i); (b) is an independent plan fiduciary within the meaning of 29 C.F.R. Section 2510.3-21; (c) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies; (d) is responsible for exercising independent judgment in evaluating the transaction and (e) is not paying any fee or other compensation to the Company, the underwriters or the guarantors for investment advice (as opposed to other services) in connection with the transaction. In addition, such fiduciary will be required or deemed to acknowledge and agree that it (i) has been informed (and it is hereby expressly confirmed) that none of the Company, the underwriters or the guarantors, or other persons that provide marketing services, nor any of their affiliates, has provided, and none of them will provide, impartial investment advice and they are not giving any advice in a fiduciary capacity, in connection with your acquisition of offered securities and (ii) has received and understands the disclosure of the existence and nature of the financial interests contained in this offering circular and related materials.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions:

•	on the New York Stock Exchange (including through at-the-market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	in a block trade in which a broker/dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. To the extent required, a prospectus supplement will describe the terms of any sale of securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

To the extent required, the applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any at-the-market offering of securities by or on our behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise specified in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

To the extent required, we will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Some or all of the securities may be new issues of securities with no established trading market. Any underwriters that purchase the securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

VALIDITY OF THE SECURITIES

The validity of the securities will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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Mastercard Incorporated

$                     % Notes due 20

$                     % Notes due 20

$                     % Notes due 20

PROSPECTUS SUPPLEMENT

March     , 2020

Joint Book-Running Managers

Citigroup

Barclays

BofA Securities

Goldman Sachs & Co. LLC

HSBC

MUFG